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                             AMENDMENT AND WAIVER

                  DEFERRED COMPENSATION CONVERSION AGREEMENT

     This Amendment and Waiver (the "Amendment") to the Deferred Compensation Conversion Agreement (the "Agreement"), dated as of December 31, 1996, between Columbia Sportswear Company (the "Company") and Don Santorufo ("Santorufo"), is entered into as of March 23, 1998.

                                    RECITALS

     A. Section 10 of the Agreement provides that the Company will register certain shares of Common Stock of the Company held by Santorufo with the Securities and Exchange Commission in connection with an underwritten public offering of the Company's Common Stock.

     B. Santorufo wishes to sell 1,000,000 of his shares of Company Common Stock in connection with the Company's proposed initial public offering of Common Stock (the "Offering"), a number of shares that exceeds the number of shares that may be registered pursuant to Section 10 of the Agreement.

     C. Certain shareholders of the Company are willing to purchase an aggregate of 1,000,000 shares of Common Stock from Santorufo, for a price in excess of that which he would have received for his shares if they were sold in the Offering, in consideration of his execution of this Amendment.

                                   AGREEMENT


     1. WAIVER AND AMENDMENT. In consideration of certain shareholders of the Company purchasing 1,000,000 shares of Common Stock of the Company held by Santorufo, Santorufo agrees to waive any and all registration rights he may have under the Agreement in connection with the Offering. Santorufo agrees that, effective upon the closing of the sale of 1,000,000 of his shares of Company Common Stock, the Agreement shall be amended to delete
Section 10 and remove all references to registration rights that may apply to shares of Common Stock held by him.

     2. TERMINATION. This Amendment shall terminate, and be of no further force or effect, if (i) Santorufo is unable to complete the sale of 1,000,000 shares of Common Stock within one month of the closing of the Offering (except where such failure is the result of a breach of Santorufo's obligations under any agreement relating to the sale of his shares) or (ii) the Offering does not close by June 30, 1998.

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     3.   RECAPITALIZATION AND REVERSE STOCK SPLIT.  The parties acknowledge that the share numbers set forth in this Amendment reflect the number of shares Santorufo will sell following implementation of a Plan of Recapitalization and a reverse stock split described in the Company's Registration Statement on Form S-1.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                   COLUMBIA SPORTSWEAR COMPANY


DON SANTORUFO                      By:  CARL K. DAVIS
------------------------------          -------------------------------
Don Santorufo                      Name: Carl K. Davis
                                   Title: Vice President